Exhibit 10.14

Hunter Acquisition Corp.
Orion Marine Group

Executive Incentive Plan (“EIP”)

I. Objectives

1.	To provide incentive to Orion’s Senior Management Team to grow the overall business of Orion in a profitable manner.

2.	To financially reward executives for achievement of overall Company goals, as well as individual goals.

II. Eligibility

3.	Eligibility for the EIP includes the CEO, President & COO, CFO and Regional Executive Vice Presidents.

III. Incentive Determination

4.	The EIP incentive pool will be based on Orion’s performance and will be based upon Orion’s pre-EIP bonus.

5.
Formula Component — 75% of the incentive determination for EIP participants will be based on the achievement of the consolidated Net Cash Flow target (the  “Target”).  This component is only available if Company meets or exceeds 80% of Target.

6.
Discretionary Component – 25% of the incentive determination for EIP participants will based on annually agreed to individual objectives.  This component is only available if Company meets or exceeds 80% of Target.

IV. Award Allocation

7.	Earned awards are payable only if an EIP participant is an employee in good standing. Good standing means that, at the time of payout, an employee:

                       a)            has not resigned,

                       b)            has not indicated an intention to resign,

                       c)            has not been notified that their employment has been terminated,

                       d)            is not on a performance improvement program.

V. Timing and Payout Form

8.	Incentive awards will be calculated and are payable as soon as practical following the close of the fiscal year. Awards will be paid as ordinary income and will be subject to payroll tax withholding.

VI. Termination of Employment

            9.           Any EIP awards are forfeited in cases of termination.

10.	If an employee terminates prior to the fiscal year’s close because of death or disability (as defined in Company’s long-term disability plan), EIP awards will be prorated for the year.

VII. Plan Administration

11.	The EIP Administrator will be a committee approved by the Board of Directors’ Compensation Committee.

12.	The EIP Administrator will approve annually developed performance measures, performance standards, and award levels, subject to the approval of the Board of Directors’ Compensation Committee.

13.	The EIP Administrator will approve all finalized award payments before submission to payroll, subject to the approval of the Board of Directors’ Compensation Committee.

15.
The EIP Administrator will have all authority to approve continuation, modification or elimination of the Plan based upon a review of actual results, subject to the approval of the Board of Director’s Compensation Committee.

16.	Terms of valid employment agreements, if any, supercede the terms and conditions of this document.

17.	The EIP is effective as of the fiscal year beginning January 1, 2005 and will continue until terminated by the Board of Directors’ Compensation Committee.

VIII. Fiscal Year Provisions

18.
In any fiscal year the EIP Administrator, subject to the approval of the Board of Directors’ Compensation Committee, may set forth additional terms applicable to the administration of the EIP for such fiscal year in an appendix to this document; provided that no term may be set forth in an appendix to this document that would cause a “material modification” of the EIP, as defined in Treasury Regulation § 1.162-27(h)(1)(iii).

Dallas 1487393v.3

APPENDIX A

Fiscal Year 2009

A.           Purpose

This Appendix A sets forth terms applicable to EIP awards granted with respect to services performed during the 2009 fiscal year.  This Appendix A does not amend the EIP, nor does this Appendix A apply to any award granted with respect to services performed in any fiscal year other than the 2009 fiscal year.

B.           Limitations

Payment to an EIP participant pursuant to an EIP award earned for the 2009 fiscal year may not exceed an amount equal to two (2) times their respective Target Bonus amounts.